October 5, 2010

Dblaine Investment Trust 806 Harvest Trail Buffalo, MN 55313

Re: Dblaine Investment Trust; File Nos. 333-168638

Gentlemen:

A legal opinion that we prepared was filed as an Exhibit to Post-Effective Amendment No. 1 to the Registration Statement for the Dblaine Investment Trust (the "Registrant") filed with the Securities and Exchange Commission on Form N-1A on December 29, 2009 (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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